EXHIBIT 99.1

                                 [COMPANY LOGO]


               First Horizon Announces First Quarter 2003 RESULTS

ALPHARETTA, GA, MAY 14, 2003 - FIRST HORIZON PHARMACEUTICAL CORPORATION (NASDAQ:
FHRX), a specialty pharmaceutical company, today announced results for the first quarter ended March 31, 2003. Net revenues decreased to $12.5 million for the quarter ended March 31, 2003 from $27.1 million for the quarter ended March 31, 2002. Net revenues from product sales for the quarter ended March 31, 2003, decreased to $15.4 million compared to $27.1 million for the quarter ended March 31, 2002. Net loss was $8.7 million for the first quarter ended March 31, 2003, with a loss per share of 25 cents, compared with net income of $3.0 million and diluted earnings per share of 11 cents for the quarter ended March 31, 2002.

     On February 27, 2003, the Company announced it would develop and implement a reorganization plan that would invest in sales growth while managing operating expenses. The Company and its board of directors have recently reviewed the analysis and recommendations of a special task force of internal and external consultants and is in the process of finalizing a eengineering plan and new operating budget which the Company believes will improve the product selling process, expand customer reach for key products and streamline expenses.

Results for the quarter ended March 31, 2003 include the following items:

     o    Item that increased net revenues:
          o The $0.5 million reduction of accruals for product returns for acquired products, related to Cognex

     o    Items that decreased net revenues:
          o The effort to reduce the levels of trade inventories for a majority of the Company's promoted products and some of the Company's non-promoted products

          o Estimated increased returns of $3.4 million associated with the decision to withdraw Tanafed Suspension earlier than previously planned and the new decision to withdraw Tanafed DM from the market

     o    Item that increased cost of revenues:
          o An increase in the allowance for obsolete inventory of $1.3 million primarily related to the Company's non-promoted products and short-dated Prenate GT product

     o    Items that increased operating expenses:
          o Charges totaling $1.5 million for an allowance for obsolete sample inventory primarily related to the Company's non-promoted products, projected shipping cost related to the decision to withdraw Tanafed Suspension earlier than previously planned and the new decision to withdraw Tanafed DM from the market, and severance for departing executives.

     Net revenues decreased primarily as a result of the effort to reduce the levels of trade inventories for a majority of the Company's promoted products (including Sular, Nitrolingual Pumpspray, Tanafed DP, Prenate GT, Ponstel and Robinul) and some of the Company's non-promoted products. Recently the Company entered into inventory management agreements with two of its three largest wholesale customers. The Company believes that these agreements will help prevent speculative buying and allow the Company to better manage the levels of trade inventories with wholesalers.

     Cost of revenues decreased to $4.1 million for the quarter ended March 31, 2003 compared to $4.3 million for the quarter ended March 31, 2002. Cost of revenues for the quarter ended March 31, 2003 includes an increase in the allowance for obsolete inventory of $1.3 million primarily related to the Company's non-promoted products and short-dated Prenate GT product.

     Selling, general and administrative expenses increased to $17.0 million for the quarter ended March 31, 2003 compared to $14.1 for the quarter ended March 31, 2002. Selling expenses increased primarily due to expenses associated with the co-promotion agreements for Sular, as well as additional personnel costs for the 50 new sales representatives hired in April 2002. Additionally, the Company recorded charges totaling $1.5 million for an allowance for obsolete sample inventory primarily related to the Company's non-promoted products, projected shipping cost related to the decision to withdraw Tanafed Suspension earlier than previously planned and the new decision to withdraw Tanafed DM from the market, and severance for departing executives.

     In April 2002, the Company entered into a co-promotion agreement with Professional Detailing, Inc. ("PDI") which provided approximately 50 sales representatives to promote Sular, Nitrolingual Pumpspray and Robinul for specified fees. Consistent with the terms of the agreement, the Company hired 32 of these sales representatives in March 2003.

     In April 2002, the Company entered into a separate risk based co-promotion agreement with PDI which provided approximately 150 sales representatives to promote Sular. In December 2002, the Company cancelled this agreement and entered into a new agreement with PDI which provided at least 250 sales representatives to promote Sular for specified fees. The Company terminated this co-promotion agreement during the second quarter of 2003.

     Research and development expense increased to $0.9 million for the quarter ended March 31, 2003 compared to $0.3 million for the quarter ended March 31, 2002. The increase was primarily the result of the costs associated with manufacturing transfers for Ponstel and Cognex and development costs for the Prenate line.

     Depreciation and amortization expense increased to $4.1 million for the quarter ended March 31, 2003, compared to $2.2 million for the quarter ended March 31, 2002. This increase was primarily due to increased amortization expense from the purchase of Sular in March 2002. As of March 31, 2003, the Company had approximately $39.2 million in cash and no debt. For the quarter ended March 31, 2003, the Company repurchased 807,000 shares of common stock at an aggregate cost of approximately $2.0 million.

PRODUCT REVIEW

     Sular prescription data for the quarter ended March 31, 2003 is as follows:

                                                                                 New       Total
                                   Sular                                         Rx's       Rx's
                                                                              ---------- -----------
Change in quarterly prescriptions March 31, 2003 vs December 31, 2002              5.1%      (0.2%)
                                                                              ---------- -----------
Change in quarterly prescriptions March 31, 2003 vs March 31, 2002                 3.4%      (3.0%)
                                                                              ---------- -----------
Source: IMS Health's National Prescription Audit Plus(TM) data

     The Company continued its effort to reduce the levels of trade inventories for Sular. Wholesalers increased the levels of trade inventories of Sular significantly in October and November of 2002. Trade levels of inventory decreased by 38.1% from December 2002 to March 2003 (Source: IMS Health Pipeline report). Months on hand, defined as units on hand divided by monthly demand with the wholesalers were 3.0 months at March 31, 2003 compared to 4.1 months at December 31, 2002 (Source: IMS Health Pipeline report). Net sales of Sular in the first quarter of 2003 were approximately $2.1 million.

     Net revenues of the promoted pediatric and OB/GYN products, which include the Prenate line, the Tanafed line, and Ponstel, were approximately $8.4 million for the quarter ended March 31, 2003 compared to approximately $13.8 million for the quarter ended March 31, 2002. This decrease was primarily the result of lower unit sales of the Company's Prenate line.

     Primarily as a result of efforts to reduce the amount of trade inventories of the Prenate line, unit sales of the Prenate line were lower for the quarter ended March 31, 2003 compared to the quarter ended March 31, 2002. Due to an interruption in the shipment of supplies of Prenate GT to the Company in the first quarter of 2003, the Prenate GT inventory on hand during most of the quarter had an expiration date of six months or less. This adversely affected the Company's sales during the quarter. In May 2003, the Company received what it believes to be adequate supplies of Prenate GT to fill current and future demand, pending its next supply of product from its manufacturers. There may, however, be a continuing impact on prescription patterns in future quarters.

     Prescription data for the Prenate line for the quarter ended March 31, 2003 is as follows:

                                                                                   Total
                                 Prenate line                                        Rx's
                                                                                --------------
Change in quarterly prescriptions March 31, 2003 vs December 31, 2002                    4.2%
                                                                                --------------
Change in quarterly prescriptions March 31, 2003 vs March 31, 2002                      33.4%
                                                                                --------------
Source: IMS Health's National Prescription Audit Plus(TM) data


                                                                       For the one        For the one
                                                                          month              month
                                                                          ending             ending
                                                                    ---------------- -------------------
                            Prenate GT                               March 31, 2003   December 31, 2002
                                                                    ---------------- -------------------
Substitution  rate  as  measured  by  new  dispensed  prescriptions
       captured by Prenate GT and knock-off products                        37.8%               35.4%
                                                                    ---------------- -------------------
Source: IMS Health's National Prescription Audit Plus(TM) data


     In the third quarter of 2002, the Company launched Tanafed DP and Tanafed DMX, two line extensions to the Tanafed line. The Company was granted a formulation patent in January 2003, which it believes will protect these brands from knock-off products. According to IMS Health's NPA Plus7(TM) data, Tanafed

DMX captured 87.8% of the weekly-dispensed new prescriptions for products including Tanafed DM, Tanafed DM knock-off products and Tanafed DMX for the week ending April 4, 2003. Over the same period, Tanafed DP captured 58.3% of the weekly-dispensed new prescriptions for products including Tanafed Suspension, Tanafed Suspension knock-off products and Tanafed DP according to IMS Health's NPA Plus7(TM) data. Total dispensed prescriptions of the Tanafed line increased 15.6% for the quarter ended March 31, 2003, compared to the quarter ended March 31, 2002 according to IMS Health's National Prescription Audit Plus(TM) data.

     In April 2003, the Company decided to withdraw Tanafed Suspension and Tanafed DM from the market. The decision to withdraw Tanafed Suspension in April 2003 was earlier than previously planned. Additionally, the Company decided to withdraw Tanafed DM as well. The Company has estimated that this withdrawal will result in $3.4 million of additional returns and has recorded this amount as a deduction from revenue in the first quarter of 2003. Additionally, the Company recorded $0.6 million in related shipping costs for those returns that has been recorded in selling, general and administrative expenses.

     As a result of lower unit sales, sales of Nitrolingual Pumpspray decreased 56% for the quarter ended March 31, 2003 as compared to the quarter ended March 31, 2002. In addition, the Company announced that in January 2003 it terminated its co-promotion agreement with Otsuka America Pharmaceutical Inc. (OAPI). Subsequent to its initiation of the co-promotion agreement with OAPI, the Company expanded its sales force to increase its reach to high prescribing cardiologists and primary care physicians who prescribe Nitrolingual Pumpspray.

     In November 2002, the Company announced it received approval from the FDA for a smaller version of Nitrolingual Pumpspray. The 60-dose bottle provides the smaller size necessary for those patients carrying nitroglycerin in a shirt pocket or purse, while the 200-dose bottle is still ideal for the patient's nightstand or any other home location. The smaller bottle has been a frequent request from patients who use the 200-dose bottle. In April 2003, the Company launched the 60-dose version of Nitrolingual Pumpspray and will market the 60-dose bottle as a companion product to the currently marketed 200-dose bottle.

     According to IMS Health's National Prescription Audit Plus(TM) data, total prescriptions of the Company's Ponstel and Robinul products decreased 2% and 4%, respectively, for the quarter ended March 31, 2003 as compared to the quarter ended December 31, 2002. Total prescriptions increased 2.3% for Ponstel and increased 11.0% for Robinul for the quarter ended March 31, 2003 as compared to the quarter ended March 31, 2002.

     Net revenues of the Company's non-promoted products decreased 82% for the quarter ended March 31, 2003 as compared to the quarter ended March 31, 2002. The decline was primarily the result of lower unit sales for these brands and higher allowances for returns. The Company expects sales of these brands to continue to decline. For the year ended December 31, 2002, sales of non-promoted products represented less than 8% of the Company's total sales.

2003 OUTLOOK AND CONFERENCE CALL

     The Company stated that it is continuing its search for a Chief Operating Officer with extensive pharmaceutical experience. The Company and its board of directors have recently reviewed the analysis and recommendations of a special task force of internal and external consultants and is in the process of finalizing a reengineering plan and new operating budget which the Company believes will improve the product selling process, expand customer reach for key products and streamline expenses. Until key variables have been finalized, the Company declined to comment on its reengineering plan. As a result, the Company will not be hosting today's previously announced conference call. The Company will provide details of this plan in the near future.

FIRST HORIZON BACKGROUND

     First Horizon Pharmaceutical Corporation is a specialty pharmaceutical company that markets prescription products in four therapeutic areas: cardiology, obstetrics and gynecology, pediatrics and gastroenterology. The Company has a portfolio that includes 17 branded prescription products of which 6 are actively promoted to high-prescribing physicians through its nationwide marketing and sales force. First Horizon employs over 200 people and reported revenue of $115 million in 2002. The Company's website address is http://www.firsthorizonpharm.com/.

                               Financials Follow-
                                       ###

Sular(R), Furadantin(R), Ponstel(R), Tanafed(R) and Cognex(R) are registered trademarks of First Horizon Pharmaceutical Corporation. Nitrolingual(R) and Robinul(R) are registered trademarks of G. Pohl-Boskamp GmbH & Co. and Wyeth, respectively, which have been licensed to First Horizon Pharmaceutical Corporation. Trademark applications are pending for the marks Prenate, Prenate GT, Tanafed DM, Tanafed DP and Tanafed DMX.


SAFE HARBOR STATEMENT

This press release contains statements which constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, statements concerning the Company's belief that its pending reengineering plan and new operating budget will improve the product selling process, expand customer reach for key products and streamline expenses; the Company's belief that its recent inventory management agreements with two of its three largest wholesale customers will help prevent speculative buying and allow the Company to better manage the level of trade inventories with wholesalers, the Company's belief that it will have adequate supplies of Prenate GT pending its next supply of product from its manufacturers, the Company's belief that the patent it received in January 2003 will protect Tanafed DP and Tanafed DMX from knock-off products, the Company's estimate for additional returns of Tanafed Suspension and Tanafed DM, the Company's estimate of shipping costs for returns of Tanafed Suspension and Tanafed DM, and the Company's expectation that sales of its non-promoted products will continue to decline. Such statements are subject to certain factors, risks and uncertainties that may cause actual results, events and performance to differ materially from those referred to in such statements. In evaluating all forward-looking statements, you should specifically consider various factors that could cause actual results to vary from those contained in the forward-looking statements. Risks affecting the Company are identified in the Company's Annual Report on Form 10-K for the year ended December 31, 2002 under the following headings: "Our operating results are substantially dependent upon the contribution of Sular, which has been below expectations since we acquired the product and which has adversely affected our operating results," "Unexpected increases in 2002 year-end quantities of Sular on-hand with wholesalers may adversely effect sales of Sular during 2003," "The potential growth rate for Sular may be limited by slower growth for the class of drugs to which Sular belongs," "Sales of Prenate GT have been adversely affected by the introduction of competitive products," "The shelf life of Prenate GT increases the likelihood of returns of Prenate GT, thereby reducing net sales," "Sales of our Tanafed products have been adversely affected by the introduction of competitive products," "The FDA recently issued a notice which may cause us to incur increased expenses and adversely affect our ability to continue to market and sell our Tanafed products," "Periodic emphasis of our sales force on one or more of our products and other factors from time-to-time adversely affect sales of other of our products," "We may not be able to increase our sales to compensate for the decrease in sales of our non-promoted products," "Introductions by us of line extensions of our existing products may require that we make unexpected changes in our estimates for future product returns and reserves for obsolete inventory which would adversely affect our operating results," "There is a risk that we may incur charges for intangible asset impairment," "Our launch of a smaller size of Nitrolingual Pumpspray may not be successful," "Our growth will suffer if we do not acquire rights to new products and integrate them successfully," "There is uncertainty regarding a potential reorganization plan," "We depend entirely on third parties to manufacture our products," "We may encounter interruptions in our supply of Ponstel," "We may encounter interruptions in our supply of Furadantin," "We may encounter interruptions in our supply of Cognex," "Our existing supply agreements may prohibit us from entering into potentially more favorable supply relationships with others," "Part of our growth strategy is to acquire businesses which subjects us to additional risks," "We face generic and other competition that could lower prices and unit sales," "Strong competition exists for our products, and competitors have recently introduced new products and therapies that could make some of our products obsolete," "A small number of customers account for a large portion of our sales and the loss of one of them, or changes in their purchasing patterns, could result in reduced sales," "If our products under development fail in clinical studies, if we fail or encounter difficulties in obtaining regulatory approval for new products or new uses of existing products, or if our development agreements are terminated, we will have expended significant resources for no return," "We or third parties may violate government regulations," "If third-party payors do not adequately reimburse patients for our products, doctors may not prescribe them," "We depend on highly trained management and we may not be able to keep current management or hire qualified management in the future," "Product liability claims and product recalls could limit sales and increase costs," "An adverse judgment in the securities class action litigation in which we and certain directors and executive officers are defendants could have a material adverse effect on our results of operations and liquidity," "The incurrence of debt could reduce our growth and profitability," "We expect to require additional funding, and if we cannot obtain it, our sales, profits, acquisitions and development projects could suffer," "Competitors could offer a product competitive with Sular," "If we do not secure or enforce patents and other intellectual property rights, we could encounter increased competition that would adversely affect our operating results," "Our products could infringe the intellectual property rights of third-parties which could require us to pay license fees or defend litigation that would be expensive or prevent us from selling products," "The regulatory status of some of our products makes these products subject to increased competition and other risks," "We face risks under one of our development agreements because the other party to the agreement is a related party," "Pohl-Boskamp can terminate our rights to Nitrolingual Pumpspray," "We have limited experience selling products in other countries," "Our financial statements as of and for the two years ended December 31, 2001 and 2000 included in this Form 10-K were audited by Arthur Andersen LLP which has been found guilty of obstruction of justice and may be the subject of additional litigation," "Our stock price has declined substantially, has been volatile and could decline further," "Existing officers, directors and our principal stockholder owns a substantial block of stock that may allow them to elect directors and direct the outcome of matters requiring stockholder approval," and "Anti-takeover provisions could discourage a third-party from making a takeover offer that could be beneficial to stockholders." We do not undertake to update prescription and other market data contained in this press release or our forward-looking statements to reflect future events or circumstances.

CONTACT:
ADAM MATHIS
FIRST HORIZON PHARMACEUTICAL CORPORATION
770-442-9707 EXT. 1415
amathis@horizonpharm.com

                    First Horizon Pharmaceutical Corporation
                      Consolidated Statement of Operations
                  (unaudited, in thousands, except share data)

                                                          For The Quarter Ended March 31,
                                                            2003                  2002
                                                       ---------------       --------------

Net revenues from product sales                         $     15,431          $     27,120
Reduction of product return accrual                              470                     -
Accrual for Tanafed and Tanafed DM returns                    (3,407)                    -
                                                       ---------------       --------------
             Total net revenues                               12,494                27,120

Operating costs and expenses
Cost of revenues from product sales                            2,763                 4,296
Allowance for inventory obsolescence                           1,325                     -
                                                       ---------------       --------------
             Total cost of revenues                            4,088                 4,296

Selling, general and administrative expenses                  17,012                14,150
Depreciation and amortization                                  4,123                 2,197
Research and development expense                                 888                   315
                                                       ---------------       --------------
             Total operating costs and expenses               26,111                20,958
                                                       ---------------       --------------

Operating income (loss)                                      (13,617)                6,162
                                                       ---------------       --------------

Interest expense                                                 (11)               (1,414)
Interest income and Other                                        139                   190
                                                       ---------------       --------------
        Total other income (expense)                             128                (1,224)
                                                       ---------------       --------------

Income (loss) before provision for income taxes              (13,489)                4,938
Benefit (provision) for income taxes                           4,810                (1,901)
                                                       ---------------       --------------

Net income (loss)                                       $     (8,679)         $      3,037
                                                       ===============       ==============

Other comprehensive income                                        18                     -

Comprehensive income (loss)                             $     (8,661)         $      3,037
                                                       ===============       ==============

Net income (loss) per common share:
Basic earnings (loss) per share                         $      (0.25)         $       0.11
                                                       ===============       ==============
Diluted earnings (loss) per common share                $      (0.25)         $       0.11
                                                       ===============       ==============

Weighted average common shares outstanding:
Basic                                                         35,274                27,660
                                                       ===============       ==============
Diluted                                                       35,274                28,755
                                                       ===============       ==============

                    First Horizon Pharmaceutical Corporation
                           Consolidated Balance Sheets
                (unaudited, in thousands, except per share data)

                                                               March 31,            December 31,
                                                                  2003                  2002
                                                             ---------------       --------------
ASSETS
Current Assets:
i)      Cash and cash equivalents                             $    39,164           $     47,409
      Accounts receivable, net                                     10,049                 15,904
      Inventories                                                  18,006                 17,444
      Samples and other prepaid expenses                            4,946                  3,413
      Income taxes receivable                                       3,162                      -
      Current deferred tax assets                                   9,053                  6,647
                                                             ---------------       --------------
                  Total current assets                             84,380                 90,817

Property and equipment, net                                         1,674                  1,607
Other Assets:
      Intangibles, net                                            256,415                260,441
      Other assets                                                    213                     67
                                                             ---------------       --------------
                   Total other assets                             256,628                260,508

                      Total assets                            $   342,682           $    352,932
                                                             ===============       ==============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
      Accounts payable                                        $     8,629           $      9,603
      Accrued expenses                                             37,086                 36,260
                                                             ---------------       --------------
                Total current liabilities                          45,715                 45,863

Long-Term Liabilities:
      Deferred tax liabilities                                      1,580                  1,221

      Other long term liabilities                                     160                    165
                                                             ---------------       --------------
                    Total liabilities                              47,455                 47,249

Stockholders' Equity:
      Common stock                                                     35                     35
      Additional paid in capital                                  285,424                287,306
      Deferred compensation                                          (120)                  (207)
      Retained Earnings                                             9,820                 18,499
      Accumulated other comprehensive income                           68                     50
                                                             ---------------       --------------
               Total stockholder's equity                         295,227                305,683

       Total liabilities and stockholders' equity             $   342,682           $    352,932
                                                             ===============       ==============



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